MERCANTILE
BANCORPORATION INC.

SECOND QUARTER REPORT 1995

TABLE OF CONTENTS


 Highlights.......................................................... 1
 Letter to Shareholders.............................................. 2
 Corporate News Developments......................................... 3
 Financial Section
  Financial Commentary............................................... 4
  Condensed Consolidated Quarterly
   Statement of Income...............................................15
  Consolidated Quarterly Average
   Balance Sheet.....................................................16
  Financial Statements...............................................18
 Banks and Other Subsidiaries........................................22
 Directors and Executive Officers....................................23
 Investor Information................................................24

                                                                                                                  HIGHLIGHTS<F*>
                                                                SECOND QUARTER                            SIX MONTHS
($ IN THOUSANDS EXCEPT PER COMMON SHARE DATA)             1995          1994      CHANGE          1995         1994       CHANGE
--------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE DATA
 Net income                                                $  .99        $  .89   11.2 %           $ 1.92       $ 1.76     9.1%
 Dividends declared                                           .33           .28   17.9                .66          .56    17.9
 Book value at June 30                                      24.55         22.67    8.3              24.55        22.67     8.3
 Market price at June 30                                  44 7/8        35 1/8    27.8            44 7/8       35 1/8     27.8
 Average shares outstanding                            52,795,393    51,902,973    1.7         52,857,341   51,813,761     2.0
--------------------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS
 Taxable-equivalent net interest income                  $149,367      $151,911   (1.7)%         $305,704     $300,514     1.7%
 Tax-equivalent adjustment                                  3,420         3,402     .5              7,014        6,690     4.8
 Net interest income                                      145,947       148,509   (1.7)           298,690      293,824     1.7
 Provision for possible loan losses                         6,641         8,544  (22.3)            20,616       17,423    18.3
 Other income                                              58,987        52,185   13.0            115,790      107,279     7.9
 Other expense                                            118,166       120,131   (1.6)           237,409      240,015    (1.1)
 Income taxes                                              27,768        25,565    8.6             54,393       51,616     5.4
 Net income                                                52,359        46,454   12.7            102,062       92,049    10.9
--------------------------------------------------------------------------------------------------------------------------------
ENDING BALANCES
 Total assets                                                                                 $15,296,293  $14,333,058     6.7%
 Loans and leases                                                                              10,090,124    9,025,925    11.8
 Deposits                                                                                      11,342,535   11,190,781     1.4
 Shareholders' equity                                                                           1,310,457    1,191,107    10.0
 Reserve for possible loan losses                                                                 179,434      190,251    (5.7)
--------------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES
 Total assets                                         $15,254,093   $14,413,763    5.8 %      $15,171,488  $14,434,134     5.1%
 Earning assets                                        14,058,459    13,208,526    6.4         14,017,276   13,223,852     6.0
 Loans and leases                                      10,001,902     8,829,130   13.3          9,935,805    8,738,988    13.7
 Deposits                                              11,806,064    11,755,563     .4         11,690,069   11,821,613    (1.1)
 Shareholders' equity                                   1,293,627     1,181,446    9.5          1,279,493    1,167,659     9.6
--------------------------------------------------------------------------------------------------------------------------------
SELECTED RATIOS
 Return on assets                                            1.37%         1.29%                     1.35%        1.28%
 Return on equity                                           16.19         15.73                     15.95        15.77
 Overhead ratio                                             56.71         58.86                     56.33        58.86
 Other expense to average assets                             3.10          3.33                      3.13         3.33

 Net interest rate margin                                    4.25          4.60                      4.36         4.55

 Equity to assets                                                                                    8.57         8.31
 Tier I capital to risk-adjusted assets                                                             12.04        11.69
 Total capital to risk-adjusted assets                                                              15.47        15.32
 Leverage                                                                                            8.22         7.80

 Reserve for possible loan losses to outstanding
 loans                                                                                               1.78         2.11
 Reserve for possible loan losses to non-performing
 loans                                                                                             420.33       447.31
 Non-performing assets to outstanding loans
  and foreclosed assets                                                                               .57          .84
--------------------------------------------------------------------------------------------------------------------------------
SELECTED DATA
 Banks                                                                                                 51           52
 Banking offices                                                                                      320          327
 Full-time equivalent employees                                                                     6,609        6,906
--------------------------------------------------------------------------------------------------------------------------------


<F*>All previously reported financial information has been restated to reflect the January 3, 1995 merger with UNSL Financial Corp and the May 1, 1995 mergers with Central Mortgage Bancshares, Inc. and TCBankshares, Inc., which were accounted for as poolings-of-interests.

                        MERCANTILE BANCORPORATION INC.                    1

LETTER TO SHAREHOLDERS

 Mercantile closed the second quarter of 1995 with a strong 12.7% increase in earnings, attributed to steady loan growth, continued reduction of operating expenses and solid contributions from core businesses.

 Net income for the second quarter of 1995 was $52,359,000, up from $46,454,000 earned in the second quarter a year earlier. Per share net income rose 11.2% to $.99 from $.89 last year.

 For the second quarter, net interest income was $145,947,000, down slightly from 1994's $148,509,000, with a net interest rate margin of 4.25%, compared with 4.60% in 1994. A $400,000,000 securitization of credit card loans and more competitive pricing for both loans and deposits accounted for the lower 1995 margins.

 Total loans outstanding at period end were $10.1 billion, an increase of 11.8% from 1994's $9.0 billion, as loan demand strengthened in Mercantile's markets during the second quarter. Total assets at June 30, 1995 reached $15.3 billion and deposits in the corporation's banks totaled $11.3 billion.

 Asset quality remained strong, with non-performing loans at June 30, 1995 of $42,689,000, representing .42% of total loans, compared with .47% in 1994. Mercantile's reserve for possible loan losses at June 30 of this year was 1.78% of total loans and 420.33% of non-performing loans, compared with 2.11% and 447.31%, respectively, at June 30, 1994. The provision for possible loan losses for the quarter decreased 22.3% to $6,641,000 this year from $8,544,000 in 1994.

 Furthering the corporation's aggressive growth initiatives, Mercantile completed two mergers during the quarter. Central Mortgage Bancshares, Inc., based in Kansas City, Missouri, and TCBankshares, based in North Little Rock, Arkansas, joined Mercantile's growing network of community banks.

 As we move into the second half of 1995, I am confident that Mercantile will continue to be a banking industry leader in financial performance and in the quality of our products and service.


 /s/ Thomas H. Jacobsen

 Thomas H. Jacobsen
 Chairman of the Board and
 Chief Executive Officer
 August 2, 1995


2                   MERCANTILE BANCORPORATION INC.

                                            CORPORATE NEWS DEVELOPMENTS

 / / MERCANTILE WAS RANKED NUMBER ONE IN THE NATION, BASED ON FINANCIAL
     PERFORMANCE, BY DONALDSON, LUFKIN & JENRETTE SECURITIES
     CORPORATION.

     Mercantile was named Overall Gold Medal Winner for both the fourth quarter and full year in 1994, in DLJ's Bank Performance Review published in March. Ranking is based on performance in five categories: profitability, capital strength, asset quality, earnings per share growth and management and margin.

 / / SALOMON BROTHERS RANKED MERCANTILE ONE OF THE TOP TWO PERFORMING
     BANKING INSTITUTIONS IN THE NATION, IN JUNE 1995. The Salomon Brothers report noted enormous progress in each of four categories: profitability, capital, productivity and credit quality. Mercantile's performance was especially strong, given the impact of several acquisitions completed last year.

 / / MERCANTILE'S ANNUAL MEETING WAS HELD ON APRIL 27 IN ST. LOUIS.
     ELECTED TO THE BOARD OF DIRECTORS FOR TERMS EXPIRING IN 1998 were Thomas A. Hays, Harvey Saligman, Patrick T. Stokes and John A. Wright. Elected for a term expiring in 1996 was Francis A.
     Stroble.

 / / THE BOARD OF DIRECTORS, AT THEIR REGULAR MEETING ON MAY 11
     DECLARED A CASH DIVIDEND OF $.33 PER SHARE OF COMMON STOCK, which was paid on July 3, 1995 to shareholders of record as of the close of business on June 10, 1995.

 / / MERCANTILE COMPLETED MERGERS WITH CENTRAL MORTGAGE BANCSHARES,
     INC., BASED IN KANSAS CITY, MISSOURI, AND TCBANKSHARES, BASED IN NORTH LITTLE ROCK, ARKANSAS, ON MAY 1, 1995, ADDING APPROXIMATELY $2 BILLION IN ASSETS.

      . Central Mortgage, with assets of $655 million, operates three banks with 17 offices in western Missouri. The merger furthers Mercantile's steady growth in the Kansas City area and provides key strategic expansion of the corporation's Missouri franchise.

      . Mercantile entered the Arkansas banking market through a merger with TCBankshares, the state's third largest bank holding company. With assets approximately $1.4 billion, TCBankshares owns six banks with 36 offices, including Twin City Bank, the third largest bank in Little Rock, the state's capital.

FINANCIAL COMMENTARY

PERFORMANCE SUMMARY

 Net income for Mercantile Bancorporation Inc. ("Corporation" or "Mercantile") for the second quarter of 1995 was $52,359,000, a 12.7% improvement from the $46,454,000 earned in the same period a year ago. On a per common share basis, net income was $.99, up 11.2% from the $.89 earned in last year's second quarter. Return on assets improved to 1.37% in the second quarter compared with 1.32% in the first quarter of this year and 1.29% last year, while return on average equity was 16.19% versus 15.73% in 1994.

 For the first half of 1995, net income was $102,062,000, up 10.9% from the $92,049,000 earned last year, and on a per common share basis was $1.92, an improvement of 9.1% from the $1.76 recorded in the first half of 1994. When compared with last year, first-half 1995 overall results reflected moderate improvement in both net interest income and other income, and a lower level of operating expenses, partially offset by an increase in the provision for possible loan losses. For the first six months of 1995, return on average assets was 1.35% compared with 1.28% last year, while return on average equity was 15.95% in 1995, up from 15.77% last year.

 The financial statements have been restated to include the pre-acquisition accounts and results of operations of UNSL Financial Corp ("UNSL"), Central Mortgage Bancshares, Inc. ("Central") and
 TCBankshares, Inc. ("TCB"). UNSL was



-----------------------------------------------------------------------------------------------------------------------------------

EXHIBIT 1
ACQUISITIONS
($ IN THOUSANDS)
                                                                                             CONSIDERATION
                                                                                           ------------------        ACCOUNTING
                                                   DATE          ASSETS      DEPOSITS      CASH        SHARES          METHOD
                                                   ----          ------      --------      ----        ------        ----------

ACQUISITIONS COMPLETED
Central Mortgage Bancshares, Inc.               May 1, 1995    $  654,584     571,105     $    8    2,537,723         Pooling
TCBankshares, Inc.                              May 1, 1995     1,422,798   1,217,740          -    4,749,999<F1>     Pooling
UNSL Financial Corp                             Jan. 3, 1995      508,346     380,716         11    1,578,107         Pooling
Wedge Bank                                      Jan. 3, 1995      195,716     152,865          1      969,954         Pooling
United Postal Bancorp, Inc.                     Feb. 1, 1994    1,260,765   1,025,252         39    5,631,953         Pooling
Metro Bancorporation                            Jan. 3, 1994      370,175     333,183          6    1,638,278         Pooling

RECENTLY COMPLETED ACQUISITIONS
Plains Spirit Financial Corporation             July 7, 1995      403,713     291,621      6,697    1,301,180<F2>     Purchase
Southwest Bancshares, Inc.                      Aug. 1, 1995      186,076     151,565          -      675,000<F3>     Pooling
AmeriFirst Bancorporation, Inc.                 Aug. 1, 1995      158,269     132,117          -      661,385<F3>     Pooling

ACQUISITIONS PENDING
Hawkeye Bancorporation                          1st Qtr. 1996   1,982,428   1,709,275          -    7,874,903<F3>     Pooling
First Sterling Bancorp, Inc.                    1st Qtr. 1996     168,300     133,138          -      521,424<F3>     Pooling
Security Bank of Conway, F.S.B.                 1st Qtr. 1996      97,989      85,704          -      322,000<F3>     Pooling


<F1> In addition to Mercantile common stock issued, the Corporation assumed, through an exchange, the outstanding, non-convertible preferred stock of TCBankshares, Inc.

<F2> Of the total share consideration, 773,350 shares were reissued treasury shares.

<F3> Estimated shares to be issued in acquisition.


-----------------------------------------------------------------------------------------------------------------------------------


4           MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES
 merged with Mercantile on January 3, 1995 while Central and TCB were merged with Mercantile on May 1, 1995 in transactions accounted for as poolings-of-interests. Also effective January 3, 1995, Mercantile completed a merger with Wedge Bank. That transaction also met the requirements for treatment as a pooling-of-interests; however, due to its immateriality the historical financial statements were not restated.

 The Plains Spirit Financial Corporation ("Plains Spirit") transaction, which will be accounted for as a purchase, closed on July 7, 1995. Mercantile completed its mergers of Southwest Bancshares, Inc. and AmeriFirst Bancorporation, Inc. on August 1, 1995. The Corporation announced plans on August 4, 1995 to expand its presence in Iowa through a merger with Hawkeye Bancorporation, a $2.0 billion-asset holding company based in Des Moines. There are currently two other pending acquisitions in various stages of approval which are summarized in Exhibit 1.

 On May 17, 1995, the Corporation securitized $400,000,000 of its MasterCard and VISA credit card loans through the Mercantile Credit Card Master Trust, largely in a public underwriting. The Class A Floating Rate Credit Card Participation Certificates were rated AAA by Moody's and Standard & Poor's, while the Class B Certificates were rated A. Overnight borrowings were reduced accordingly. The financial statement impact of the securitization is to reduce net interest income, the provision for possible loan losses and operating expenses with a net offsetting increase in other income. There is minimal effect on net income. Average loan volume for the quarter is approximately $189,000,000 less because of the securitization.

 Net interest income decreased 1.7% to $145,947,000 for the second quarter of 1995, yet was up 1.7% to $298,690,000 for the first six months of 1995. The net interest rate margin was 4.25% this quarter compared with 4.47% in the first quarter and 4.60% for the second quarter of 1994, while the year-to-date margin was 4.36% compared with 4.55% last year. Average earning assets for the first half of 1995 of $14.0 billion were 6.0% higher than the $13.2 billion last year. A positive trend continued during the quarter as average loans grew by $132,924,000 or 1.3% from the first quarter of 1995 and, excluding the credit card securitization, would have grown by $321,924,000 or 3.3%.

 Other income was $58,987,000 for the second quarter of 1995, an increase of $6,802,000 or 13.0% from a year ago. For the first six months of 1995, other income was $115,790,000, an increase of $8,511,000 or 7.9% from last year. Credit card fees and miscellaneous income showed improvement when compared with the first six months of 1994. Miscellaneous income in the first quarter of 1995 included a $5,155,000 gain on the sale of the Corporation's interest in a joint venture that provides ATM switching capabilities in the Midwest region.

 Second-quarter non-interest expenses were down 1.6% from a year ago and totaled $118,166,000 compared with $120,131,000 last year. Year-to-date 1995 non-interest expenses were $237,409,000, down 1.1% from the prior year. The reduction in expense levels resulted primarily from the realization of synergies from mergers completed in prior years and lower foreclosed property expense. The result was an improvement in the year-to-date overhead ratio to 56.33% compared with 58.86% last year, and a lowering of the other expense to average assets ratio to 3.13% versus 3.33% in the first half of 1994.

 The provision for possible loan losses for the second quarter of 1995 was $6,641,000 compared with $8,544,000 the prior year, and was $20,616,000 for the first six months of 1995 compared with $17,423,000 in 1994. Net charge-offs for the first six months of 1995 and 1994 were $25,743,000 and $12,008,000, respectively, and on an annualized basis were .52% of average loans compared with .27% last year, when significant commercial real estate recoveries were realized. At June 30, 1995, the reserve for possible loan losses was $179,434,000 and covered 420.33% of non-performing loans compared with 579.62% at year-end and 447.31% last June 30.

 Non-performing loans as of June 30, 1995 were $42,689,000 or .42% of total loans, compared with the year-end 1994 restated figures of $33,559,000 or .35% and $42,532,000 or .47% at June 30, 1994.
 Foreclosed assets were $14,523,000 compared with $14,157,000 at year's end and $33,772,000 last June 30.

 Earnings in the St. Louis Area (Mercantile Bank of St. Louis N.A., Mercantile Bank of Illinois N.A. and Mercantile Trust Company N.A.) for the first half of 1995 were $47,824,000, down 2.3% from 1994. Return on average assets was 1.37% for the first six months of 1995 versus 1.45% in 1994.

 In the 45 Community Banks, net income was $45,228,000, an increase of 7.9%, while return on average assets was 1.28% compared with 1.34% last year. The results for Community Banks included the pre-acquisition financial performance of pooled transactions consummated prior to June 30, 1995, excluding the Wedge Bank transaction. Earnings



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EXHIBIT 2
ORGANIZATIONAL CONTRIBUTION
($ IN THOUSANDS)
                                                                                   JUNE 30, 1995
                                                     ----------------------------------------------------------------------------
                                                                       KANSAS                          PARENT
                                                     ST. LOUIS          CITY         COMMUNITY      COMPANY AND
                                                      AREA<F*>          AREA           BANKS        ELIMINATIONS    CONSOLIDATED
                                                     ---------         ------        ---------      -----------     ------------
Net income                                          $   47,824       $   10,875      $   45,228      $  (1,865)     $   102,062
Average assets                                       6,971,336        1,620,039       7,050,282       (470,169)      15,171,488
Return on assets                                          1.37%            1.34%           1.28%                           1.35%
Net interest rate margin                                  4.06             4.67            4.37                            4.36
Overhead ratio                                           55.58            56.83           54.38                           56.33
Equity to assets                                          8.29             8.68            8.58                            8.57
Reserve for possible loan losses to outstanding
loans                                                     1.62             2.08            1.85                            1.78
Reserve for possible loan losses to non-
performing loans                                        348.17                -          424.63                          420.33
Non-performing loans to outstanding loans                  .47              .17             .44                             .42
Non-performing assets to outstanding loans
 and foreclosed assets                                     .63              .32             .54                             .57


<F*>Includes the results of Mercantile Bank of St. Louis N.A., Mercantile
    Bank of Illinois N.A., Mercantile Trust Company N.A., Mercantile Business Credit, Inc. (asset-based lending), Mercantile Investment Services, Inc. (brokerage), Mississippi Valley Advisors Inc. (investment management) and Mississippi Valley Life Insurance Co. (credit life).

-----------------------------------------------------------------------------------------------------------------------------------

6           MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES
 for the three banks in the Kansas City Area for the first half of 1995 were $10,875,000, up 7.0% from a year ago. Return on average assets was 1.34% compared with 1.35% last year.

 Consolidated assets of $15.3 billion were up 6.7% from last June 30. Core deposits decreased by .5% to $10.4 billion, loans were $10.1 billion, up 11.8% from last year, and shareholders' equity of $1.3 billion was 10.0% higher than at June 30, 1994. Tier I capital to risk-adjusted assets improved to 12.04% compared with 11.69% last year, while Total capital to risk-adjusted assets at June 30, 1995 and 1994 was 15.47% and 15.32%, respectively.

 The following financial commentary presents a more thorough discussion and analysis of the results of operations and financial position of the Corporation for the first half and second quarter of 1995.

NET INTEREST INCOME

 Net interest income for the second quarter of 1995 was $145,947,000, a 1.7% decline from the $148,509,000 earned last year, and for the first six months of 1995 was $298,690,000, a 1.7% improvement over last year. For the quarter, the net interest rate margin was 4.25% compared with 4.60% last year, while the year-to-date 1995 margin was 4.36%, down from 4.55% in last year's first six months. Factors contributing to the lower net interest rate margins in 1995 included generally more competitive pricing for both loans and deposits, the movement of retail deposits from transaction accounts to higher-costing, longer-term certificates of deposit, a decline in core deposit funding as a percentage of total funding and the credit card securitization. Partially offsetting these negative factors was average loan growth of $1.2 billion or 13.7%.

 For the first six months of 1995, average loans in the St. Louis Area, Kansas City Area and Community Banks grew by 7.9%, 16.7% and 18.8%, respectively. Exhibit 3 portrays loan volumes at June 30, 1995 and 1994 by category. Another meaningful analysis of loan growth trends is to compare the first and second quarters of 1995. Total average loans grew by $132,924,000, or 5.2% on an annualized basis. Including the securitized loans, growth was $321,924,000, or 13.2% on an annualized basis. Year-to-date average commercial loan growth was $193,088,000, up 8.5%, and was broad-based across the system. Commercial real estate and construction loans grew by $175,430,000 or 10.0% with the growth generally in the smaller markets served by Mercantile. Residential mortgage loans were up $504,104,000 or 18.3%, but that growth is now stabilizing in the current lower interest rate environment as the pipeline mix is changing from adjustable-rate loans, which are generally retained as earning assets, to fixed-rate loans,



-----------------------------------------------------------------------------------------------------------------------------------

EXHIBIT 3
LOANS AND LEASES
($ IN THOUSANDS)
                                                                                  JUNE 30
                                                                      1995                      1994                 CHANGE
                                                                      ----                      ----                 ------
Commercial                                                        $ 2,663,157                $2,367,055               12.5%
Real estate-commercial                                              1,624,877                 1,541,781                5.4
Real estate-construction                                              327,690                   256,491               27.8
Real estate-residential                                             3,354,918                 2,839,325               18.2
Consumer                                                            1,490,981                 1,292,719               15.3
Credit card                                                           628,501                   728,371              (13.7)
Foreign                                                                     -                       183                  -
                                                                   ----------                ----------
 Total Loans and Leases                                           $10,090,124                $9,025,925               11.8
                                                                  ===========                ==========

------------------------------------------------------------------------------------------------------------------------------------

 which are generally sold with servicing retained. Average credit card loans grew by 6.4%, due primarily to the volume generated by the SBC Communications Inc. co-branded card, partially offset by the impact of the securitization. The co-branded card should significantly add to loan growth in future periods. Excluding the securitization, average credit card loan volume was up $43,564,000 or 5.1% from the first quarter of 1995. Other consumer loans increased by $276,609,000 or 22.8% in the first six months of 1995 primarily due to strong growth in indirect auto lending in outstate Missouri production sites.

 The 7.1% decline in year-to-date average investments in debt and equity securities came largely through maturities in which the proceeds were used to fund loan growth. Short-term investments are primarily used for short-term excess liquidity or balancing the interest rate sensitivity of the Corporation, and on average decreased by $110,405,000 or 33.5% during the second quarter of 1995.

 Core deposits continued to contract and were replaced by more costly short-term borrowings and bank notes. Mercantile remained substantially core funded, at 91.68% of total average deposits and 76.46% of average earning assets for the first six months of 1995. Changes in average core deposits for the past six quarters are shown in the Consolidated Quarterly Average Balance Sheet on Pages 16 and 17 of this report.

 Average non-interest bearing deposits declined by $146,950,000 or 6.8% through the first six months of 1995. A reclassification of $100,000,000 to other time deposits and a decrease of $19,929,000 in cash and due from banks reduced the real loss of net non-interest bearing funds to $27,021,000. Higher interest rates and, thus, larger earnings credits for those balances to pay for services largely accounted for the decline in this important source of funds.

 The $623,657,000 or 67.5% increase in year-to-date average short-term borrowings and outstanding bank notes of $250,000,000 made up for the loss of core deposits and funded loan growth. All borrowings are in accordance with current liquidity guidelines.

 Average year-to-date shareholders' equity grew by $111,834,000 or 9.6%, due largely to net earnings retained, stock issued in the Wedge Bank transaction and in the conversion of the capital notes which matured in April 1995, and a continued favorable change in the FAS 115 adjustment.

 The factors discussed above are consistent with Mercantile's overall corporate policy relative to rate sensitivity and liquidity, which is to produce the optimal yield and maturity mix consistent with interest rate expectations and projected liquidity needs. The Consolidated Quarterly Average Balance Sheet, with rates earned and paid, is summarized by quarter on Pages 16 and 17.

OTHER INCOME

 Non-interest income increased 13.0% during the second quarter of 1995 to $58,987,000, and for the first six months was $115,790,000 compared with $107,279,000 a year ago, an improvement of 7.9%. Credit card fees and miscellaneous income are the categories showing improvement from a year ago.


8           MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES


-----------------------------------------------------------------------------------------------------------------------------------

EXHIBIT 4
OTHER INCOME
($ IN THOUSANDS)
                                                                 SECOND QUARTER                             SIX MONTHS
                                                            1995      1994       CHANGE             1995       1994      CHANGE
                                                            ----      ----       ------             ----       ----      ------
Trust                                                     $16,306    $16,166        .9%           $ 31,704   $ 32,043     (1.1)%
Service charges                                            16,710     17,318      (3.5)             33,210     34,352     (3.3)
Credit card fees                                            8,756      5,851      49.6              15,332     11,709     30.9
Mortgage banking                                            2,342      2,637     (11.2)              4,420      6,284    (29.7)
Investment banking and brokerage                            1,970      2,316     (14.9)              3,386      4,715    (28.2)
Letters of credit fees                                      1,326      1,507     (12.0)              2,844      3,028     (6.1)
Foreclosed property income                                     40        488     (91.8)                120      1,846    (93.5)
Securities gains                                            2,062        409         -               2,019      1,827     10.5
Other                                                       9,475      5,493      72.5              22,755     11,475     98.3
                                                          -------    -------                      --------   --------
 Total Other Income                                       $58,987    $52,185      13.0            $115,790   $107,279      7.9
                                                          =======    =======                      ========   ========

-----------------------------------------------------------------------------------------------------------------------------------

 Trust fees were $16,306,000 for the second quarter of 1995, up .9%. On a year-to-date basis, trust fees totaled $31,704,000, a decline of 1.1% from 1994. When compared with the first quarter of 1995, trust fees were up $908,000 or 5.9%. Strong stock and bond markets increased the value of assets under management-a key factor in fee calculations.
 Exhibit 5 further details comparative trust revenue by line of business for the second quarter and first six months of 1995 and 1994.



-----------------------------------------------------------------------------------------------------------------------------------

EXHIBIT 5
TRUST INCOME
($ IN THOUSANDS)
                                                                 SECOND QUARTER                             SIX MONTHS
                                                            1995      1994       CHANGE             1995       1994      CHANGE
                                                            ----      ----       ------             ----       ----      ------
Personal trust-St. Louis Area banks                       $ 5,699    $ 5,468      4.2%             $10,736   $10,078       6.5%
Mississippi Valley Advisors Inc.                            3,219      3,202       .5                6,436     6,446       (.2)
Corporate and institutional services                        2,668      2,884     (7.5)               5,332     6,122     (12.9)
Kansas City Area and Community Banks                        4,720      4,612      2.3                9,200     9,397      (2.1)
                                                          -------    -------                       -------   -------
 Total Trust Income                                       $16,306    $16,166       .9              $31,704   $32,043      (1.1)
                                                          =======    =======                       =======   =======

------------------------------------------------------------------------------------------------------------------------------------

 Second quarter service charge income of $16,710,000 was at the same level as the first quarter of 1995, yet was down 3.5% when compared with last year's second quarter, and decreased 3.3% for the first six months of 1995. Declining average deposit volumes, as well as corporate customers who opted to use compensating deposit balances to offset analysis service charges rather than pay fees accounted for the drop in service charges.

 Credit card fee income was $8,756,000 for the second quarter of 1995, a 49.6% increase from the 1994 level. For the first six months of 1995, credit card income was $15,332,000 or 30.9% greater than the comparable 1994 period. Credit card income primarily represents fees charged merchants for processing credit card transactions, fees received on transactions of Mercantile cardholders, cardholders' annual fees and excess servicing as well as recurring servicing fees on the securitized credit card loans. The excess servicing fees and the recurring servicing fees on the securitized loans from the Mercantile Credit Card Master Trust, as well as growth in interchange revenue from significant usage of the SBC co-branded credit card, largely accounted for the increases.

 Investment banking and brokerage fees, which consists of transaction fees for services performed as a dealer bank for both individual and corporate customers, including sales of annuities and mutual funds, profits earned on limited trading positions and foreign exchange revenues, were $1,970,000 for the second quarter of 1995, a decrease of 14.9% from 1994. When compared with the first quarter of 1995, however, investment banking and brokerage grew by $554,000 or 39.1%. For the first six months, revenues were down $1,329,000 or 28.2% from the 1994 results. This source of revenue can vary depending on movements in interest rates and overall market conditions.

 Mortgage banking income decreased by $1,864,000 or 29.7% from the first half of 1994, when significant gains were recognized on the sales of loans. When compared with the first quarter of 1995, however, mortgage banking revenue grew by $264,000 or 12.7%. At June 30, 1995, servicing volume was $4.6 billion. A breakout of mortgage banking revenues is provided in Exhibit 6. During the second quarter of 1995, Mercantile adopted FAS 122, "Accounting for Mortgage Servicing Rights, an amendment of FASB Statement No. 65," and the financial impact was immaterial.



-----------------------------------------------------------------------------------------------------------------------------------

EXHIBIT 6
MORTGAGE BANKING INCOME
($ IN THOUSANDS)
                                                                 SECOND QUARTER                             SIX MONTHS
                                                            1995      1994       CHANGE             1995       1994      CHANGE
                                                            ----      ----       ------             ----       ----      ------
Servicing fees                                             $1,768    $2,247     (21.3)%            $3,575     $4,082     (12.4)%
Gains (losses) on sales of loans                              523      (150)        -                 692      1,282     (46.0)
Other                                                          51       540     (90.6)                153        920     (83.4)
                                                           ------    ------                        ------     ------
 Total Mortgage Banking Income                             $2,342    $2,637     (11.2)             $4,420     $6,284     (29.7)
                                                           ======    ======                        ======     ======

-----------------------------------------------------------------------------------------------------------------------------------

 During the first quarter of 1995, the Corporation recorded a gain of $5,155,000 on the sale of its interest in a joint venture that provides ATM switching capabilities in the Midwest region. Excluding that gain, total non-interest income would be up 3.1% on a year-to-date basis.


10          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

OTHER EXPENSE

 Expenses other than interest expense and the provision for possible loan losses for the second quarter of 1995 were $118,166,000, a decline of .9% from last quarter and 1.6% from the second quarter of 1994. For the first half of 1995, total other expenses were $237,409,000, a 1.1% decrease from the 1994 level. Total operating expenses were 3.13% of average assets compared with 3.33% for the first half of 1994. The overhead ratio, defined as operating expenses as a percentage of taxable-equivalent net interest income and other income, improved to 56.71% in the current quarter from 58.86% last year, while the ratio was 56.33% for the first six months of 1995 compared with 58.86% last year.

 Salary expenses increased .1% during the first half of 1995, largely reflecting the costs of merit increases offset by a reduction in headcount of 297 or 4.3%. Benefit costs were up by 1.5%, in line with the modest growth in salaries. Occupancy and equipment costs were up .2% during the first six months of 1995, reflecting productivity gains and the closing of United Postal Savings Association overlapping offices during the third quarter of 1994, offset by the costs of maintaining other additional offices and a consistent program of upgrading systems and equipment to further enhance productivity.

 Exhibit 7 details the composition of all other operating expenses, which in general have declined due to greater expense controls and the benefits of acquisition consolidation efforts.



------------------------------------------------------------------------------------------------------------------------------------

EXHIBIT 7
OTHER EXPENSE
($ IN THOUSANDS)
                                                                 SECOND QUARTER                             SIX MONTHS
                                                            1995      1994       CHANGE             1995       1994      CHANGE
                                                            ----      ----       ------             ----       ----      ------
Salaries                                                  $ 50,847  $ 51,275      (.8)%           $102,335   $102,239       .1%
Employee benefits                                           12,397    12,465      (.5)              25,667     25,278      1.5
                                                          --------  --------                      --------   --------
 Total Personnel Expense                                    63,244    63,740      (.8)             128,002    127,517       .4
Net occupancy                                                7,738     7,753      (.2)              15,316     15,529     (1.4)
Equipment                                                    9,784     9,294      5.3               19,335     19,044      1.5
Advertising/business development                             2,671     3,553    (24.8)               4,888      6,624    (26.2)
Postage and freight                                          4,701     4,063     15.7                9,047      8,171     10.7
Office supplies                                              2,796     2,337     19.6                5,421      4,746     14.2
Communications                                               2,338     2,049     14.1                4,390      3,922     11.9
Legal and professional                                       2,008     2,920    (31.2)               4,101      5,657    (27.5)
Credit card                                                  2,253     2,875    (21.6)               4,460      5,118    (12.9)
FDIC insurance                                               6,263     6,450     (2.9)              12,536     12,849     (2.4)
Foreclosed property expense                                     67       380    (82.4)                 565        822    (31.3)
Intangible asset amortization                                1,798     2,028    (11.3)               3,642      4,020     (9.4)
Other                                                       12,505    12,689     (1.5)              25,706     25,996     (1.1)
                                                          --------  --------                      --------   --------
 Total Other Expense                                      $118,166  $120,131     (1.6)            $237,409   $240,015     (1.1)
                                                          ========  ========                      ========   ========
RATIOS
 Overhead ratio                                              56.71%    58.86%                        56.33%     58.86%
 Other expense to average assets                              3.10      3.33                          3.13       3.33

-----------------------------------------------------------------------------------------------------------------------------------

RESERVE FOR POSSIBLE LOAN LOSSES

 The reserve for possible loan losses was $179,434,000 or 1.78% of loans outstanding at June 30, 1995. This compared with $194,515,000 or 2.01% at year's end and $190,251,000 or 2.11% at June 30, 1994. In conjunction with the securitization of credit card loans on May 17, 1995, $12,000,000 of the Corporation's loan loss reserve was transferred with the loans to the trust. The reserve for possible loan losses as a percentage of non-performing loans was 420.33% compared with 579.62% at year-end and 447.31% last year.

 The year-to-date 1995 provision for possible loan losses was $20,616,000 compared with $17,423,000 last year, an increase of 18.3%. The annualized ratio of net charge-offs to average loans for the first six months of 1995 was .52% compared with .27% last year, while the corresponding net charge-off figures were $25,743,000 and $12,008,000, respectively. Other than credit card losses and $2,900,000 in charge-offs realized on commercial real estate loans assumed in recent acquisitions, there were no charge-offs of significance in 1995. In 1994 significant recoveries were received on several commercial real estate loans, thereby lowering the net charge-off figures.

 Credit card losses were 5.23% of average credit card loans in the first six months of 1995 compared with 4.88% in 1994, as net credit card charge-offs were $20,556,000 compared with $18,016,000 last year. The securitization of



------------------------------------------------------------------------------------------------------------------------------------

EXHIBIT 8
RESERVE FOR POSSIBLE LOAN LOSSES
($ IN THOUSANDS)
                                                                       SECOND QUARTER                         SIX MONTHS
                                                                    1995           1994                   1995          1994
                                                                    ----           ----                   ----          ----
BEGINNING BALANCE                                                   $195,683      $182,551               $194,515      $184,836
PROVISION                                                              6,641         8,544                 20,616        17,423
Charge-offs                                                          (14,725)      (16,690)               (33,327)      (33,227)
Recoveries                                                             3,835        15,846                  7,584        21,219
                                                                    --------      --------               --------      --------
 NET CHARGE-OFFS                                                     (10,890)         (844)               (25,743)      (12,008)
Acquired Reserves                                                          -             -                  2,046             -
Transfer to Mercantile Credit Card Master Trust                      (12,000)            -                (12,000)            -
                                                                   ---------       -------              ---------       -------
ENDING BALANCE                                                      $179,434      $190,251               $179,434      $190,251
                                                                    ========      ========               ========      ========
LOANS AND LEASES
 June 30 balance                                                 $10,090,124    $9,025,925            $10,090,124    $9,025,925
                                                                 ===========    ==========            ===========    ==========
 Average balance                                                 $10,001,902    $8,829,130             $9,935,805    $8,738,988
                                                                 ===========    ==========             ==========    ==========
RATIOS
 Reserve balance to outstanding loans                                   1.78%         2.11%                  1.78%         2.11%
 Reserve balance to non-performing loans                              420.33        447.31                 420.33        447.31
 Net charge-offs to average loans                                        .44           .04                    .52           .27
 Earnings coverage of net charge-offs                                   7.97X        95.45x                  6.88X        13.42x

------------------------------------------------------------------------------------------------------------------------------------


12          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

 $400,000,000 of loans on May 17, 1995 will reduce the amount of credit card charge-offs reported by the Corporation in future periods. In 1995, the Mercantile Credit Card Master Trust will use the $12,000,000 reserve transferred from the Corporation to absorb net charge-offs. However, in future periods the losses will negatively impact the level of excess servicing fees reported in credit card income.

 Mercantile evaluates the reserves of all banks on a quarterly basis to ensure the timely charge-off of loans and to determine the adequacy of each bank's reserve for possible loan losses. At June 30, 1995, the level of the individual Community Bank reserves as a percentage of total loans outstanding ranged from 1.13% to 6.20% with a combined ratio of 1.85%. The coverage of non-performing loans was 424.63% on a combined basis. The St. Louis Area combined reserve was 1.62% of loans with a resulting coverage ratio of 348.17%, while the Kansas City Area banks combined reserve was 2.08% of loans. Management believes the consolidated reserve of 1.78% of total loans and 420.33% of non-performing loans as of June 30, 1995 was adequate based on the risks identified at such date in the portfolios.



------------------------------------------------------------------------------------------------------------------------------------

EXHIBIT 9
NON-PERFORMING ASSETS
($ IN THOUSANDS)
                                                                JUNE 30                  DEC. 31                   JUNE 30
                                                                 1995                      1994                     1994
                                                                -------                  -------                   -------
NON-ACCRUAL LOANS
 Commercial                                                     $15,179                  $ 4,752                   $ 7,279
 Real estate-commercial                                          13,790                   13,182                    14,357
 Real estate-construction                                           389                      129                       977
 Real estate-residential                                          7,694                    7,491                     8,124
 Consumer                                                         3,013                    2,133                     1,702
                                                                -------                  -------                   -------
  Total Non-accrual Loans                                        40,065                   27,687                    32,439
RENEGOTIATED LOANS                                                2,624                    5,872                    10,093
                                                                -------                  -------                   -------
TOTAL NON-PERFORMING LOANS                                      $42,689                  $33,559                   $42,532
                                                                =======                  =======                   =======
FORECLOSED ASSETS
 Foreclosed real estate                                         $12,243                  $ 9,161                   $30,148
 In-substance foreclosures                                            -                    2,683                     2,613
 Other foreclosed assets                                          2,280                    2,313                     1,011
                                                                -------                  -------                   -------
TOTAL FORECLOSED ASSETS                                         $14,523                  $14,157                   $33,772
                                                                =======                  =======                   =======
TOTAL NON-PERFORMING ASSETS                                     $57,212                  $47,716                   $76,304
                                                                =======                  =======                   =======
PAST-DUE LOANS
 (90 DAYS OR MORE)                                              $17,563                  $21,814                   $19,419
                                                                =======                  =======                   =======
RATIOS
 Non-performing loans to outstanding loans                          .42%                     .35%                      .47%
 Non-performing assets to outstanding loans and
  foreclosed assets                                                 .57                      .49                       .84
 Non-performing assets to total assets                              .37                      .32                       .53

-----------------------------------------------------------------------------------------------------------------------------------

NON-PERFORMING ASSETS
 Non-performing loans (non-accrual and renegotiated loans) were $42,689,000 or .42% of total loans outstanding at June 30, 1995 compared with $35,825,000 or .36% at March 31, 1995 and $33,559,000 or .35% at December 31, 1994. Foreclosed assets at June 30, 1995 were $14,523,000 compared with $13,425,000 at March 31, 1995 and
 $14,157,000 at December 31, 1994. The ratio of non-performing assets to outstanding loans and foreclosed assets was .57% at June 30, 1995 compared with .49% at both March 31, 1995 and December 31, 1994.

 Non-accrual loans increased by $7,679,000 from the March 31, 1995 level. The increase was primarily due to the classification of a $7,000,000 commercial credit at Mercantile Bank of St. Louis N.A. to non-accrual status during the second quarter of 1995. All loans classified as renegotiated were paying in accordance with their modified terms at June 30, 1995. Loans past due 90 days and still accruing interest were down from the March 31, 1995 level, primarily due to the securitization of credit card loans during the second quarter.

CAPITAL RESOURCES

 Mercantile maintains a strong capital base, which provides a solid foundation for anticipated future asset growth, and promotes depositor and investor confidence. Capital management is a continuous process at Mercantile and ensures that capital is provided for current needs and anticipated growth. Mercantile's strong capital position has enabled it to profitably expand both its asset and deposit bases, while maintaining capital ratios stronger than those of other quality banking organizations, and well in excess of regulatory standards.

 At June 30, 1995, shareholders' equity was $1.3 billion, an increase of 10.0% from June 30, 1994. Net earnings retained, the conversion of capital notes to equity, a favorable change in the FAS 115 adjustment, and stock issued in the Wedge Bank transaction and under various employee benefit plans accounted for the majority of the increase. In conjunction with the TCB transaction, the Corporation issued $12,153,000 of preferred stock to the preferred shareholder of TCB with the same terms and conditions that existed prior to the merger. Equity represented 8.57% of assets at June 30, 1995 compared with 8.31% a year ago. Significant capital ratios and intangible assets are summarized in Exhibit 10, while Exhibit 2 details the equity capital ratios of the St. Louis Area, Kansas City Area and Community Banks in aggregate.



------------------------------------------------------------------------------------------------------------------------------------

EXHIBIT 10
RISK-BASED CAPITAL
($ IN THOUSANDS)
                                                             JUNE 30                  DEC. 31                   JUNE 30
                                                              1995                      1994                      1994
                                                             -------                  -------                   -------
Capital
 Tier I                                                    $ 1,247,715              $ 1,173,137                $1,117,652
 Total                                                       1,603,745                1,525,335                 1,464,014
Risk-adjusted assets                                        10,363,992               10,032,372                 9,557,248
Tier I capital to risk-adjusted assets                           12.04%                   11.69%                    11.69%
Total capital to risk-adjusted assets                            15.47                    15.20                     15.32
Leverage                                                          8.22                     8.02                      7.80
Double leverage                                                 108.37                   107.54                    107.84
Long-term debt to total
 capitalization                                                  17.60                    19.48                     20.27
Intangible assets                                              $70,032                  $76,172                   $82,794

-----------------------------------------------------------------------------------------------------------------------------------

 During the first six months of 1995, Mercantile repurchased 736,100 shares of its common stock via a designated broker dealer at an average cost of $36.25 per share. The majority of treasury shares outstanding were reissued in the Plains Spirit acquisition on July 7, 1995; the remaining treasury shares are reserved for issuance in conjunction with the 1994 Stock Incentive Plan.

 On May 11, 1995, the Board of Directors declared a cash dividend of $.33 per common share, which was paid July 3, 1995, representing a 33.33% payout of second-quarter 1995 earnings. Book value per common share was $24.55 at June 30, 1995 compared with $22.67 a year earlier, an increase of 8.3%. Further information relating to dividends, as well as to quarterly stock prices, is included in the Investor Information summary on Page 24 of this report.


14          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

                                                                           CONDENSED CONSOLIDATED QUARTERLY STATEMENT OF INCOME
                                                                                              (THOUSANDS EXCEPT PER SHARE DATA)
                                                                              1994                                 1995
                                                          1ST QTR.    2ND QTR.    3RD QTR.    4TH QTR.       1ST QTR.  2ND QTR.
                                                          --------    --------    --------    --------       --------  --------
INTEREST INCOME
 Interest and fees on loans and leases                   $175,223     $182,359    $193,848    $206,141        $220,430  $223,505
 Investments in debt and equity securities                 56,971       57,645      56,008      55,464          56,205    56,176
 Short-term investments                                     3,912        2,430       1,874       3,021           3,154     3,167
                                                         --------     --------    --------    --------        --------  --------
  Total Interest Income                                   236,106      242,434     251,730     264,626         279,789   282,848
 Tax-equivalent adjustment                                  3,288        3,402       3,345       3,361           3,594     3,420
                                                         --------     --------    --------    --------        --------  --------
  TAXABLE-EQUIVALENT INTEREST INCOME                      239,394      245,836     255,075     267,987         283,383   286,268
INTEREST EXPENSE
 Deposits                                                  78,157       79,032      81,382      86,536          96,226   105,917
 Borrowed funds                                            12,634       14,893      18,841      27,874          30,820    30,984
                                                         --------     --------    --------    --------        --------  --------
  Total Interest Expense                                   90,791       93,925     100,223     114,410         127,046   136,901
                                                         --------     --------    --------    --------        --------  --------
  TAXABLE-EQUIVALENT NET INTEREST INCOME                  148,603      151,911     154,852     153,577         156,337   149,367
PROVISION FOR POSSIBLE LOAN LOSSES                          8,879        8,544       8,951      16,827          13,975     6,641
OTHER INCOME
 Trust                                                     15,877       16,166      14,517      14,209          15,398    16,306
 Service charges                                           17,034       17,318      17,737      16,694          16,500    16,710
 Credit card fees                                           5,858        5,851       6,378       6,808           6,576     8,756
 Mortgage banking                                           3,647        2,637       2,297       2,336           2,078     2,342
 Investment banking and brokerage                           2,399        2,316       1,882       1,704           1,416     1,970
 Securities gains (losses)                                  1,418          409         341           9             (43)    2,062
 Other                                                      8,861        7,488       8,994       8,573          14,878    10,841
                                                         --------     --------    --------    --------        --------  --------
  Total Other Income                                       55,094       52,185      52,146      50,333          56,803    58,987
OTHER EXPENSE
 Salaries and benefits                                     63,777       63,740      63,284      67,745          64,758    63,244
 Net occupancy and equipment                               17,526       17,047      17,264      17,947          17,129    17,522
 Other                                                     38,581       39,344      39,577      46,238          37,356    37,400
                                                         --------     --------    --------    --------        --------  --------
  Total Other Expense                                     119,884      120,131     120,125     131,930         119,243   118,166
                                                         --------     --------    --------    --------        --------  --------
TAXABLE-EQUIVALENT INCOME BEFORE INCOME TAXES              74,934       75,421      77,922      55,153          79,922    83,547
INCOME TAXES
 Income taxes                                              26,051       25,565      26,417      23,672          26,625    27,768
 Tax-equivalent adjustment                                  3,288        3,402       3,345       3,361           3,594     3,420
                                                         --------     --------    --------    --------        --------  --------
 Adjusted Income Taxes                                     29,339       28,967      29,762      27,033          30,219    31,188
                                                         --------     --------    --------    --------        --------  --------
  NET INCOME                                             $ 45,595     $ 46,454    $ 48,160    $ 28,120        $ 49,703  $ 52,359
                                                         ========     ========    ========    ========        ========  ========
NET INCOME PER COMMON SHARE                                  $.88         $.89        $.92        $.53            $.93      $.99
SIGNIFICANT RATIOS
 Return on assets                                            1.26%        1.29%       1.32%        .76%           1.32%     1.37%
 Return on equity                                           15.81        15.73       15.87        9.09           15.71     16.19



            MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES          15

CONSOLIDATED QUARTERLY AVERAGE BALANCE SHEET
($ IN THOUSANDS)

                                                                                                         1994
                                                                      1ST QTR.              2ND QTR.               3RD QTR.
                                                                 ------------------    -------------------     ------------------
                                                                 VOLUME    RATE<F*>    VOLUME     RATE<F*>     VOLUME    RATE<F*>
                                                                 ------    --------    ------     --------     ------    --------
ASSETS
 Earning Assets
  Loans and leases, net of unearned income
   Commercial                                                 $ 2,229,957    6.52%   $ 2,316,374    7.04%   $ 2,320,860    7.58%
   Real estate-commercial                                       1,519,927    7.73      1,540,688    8.13      1,549,421    8.33
   Real estate-construction                                       215,113    6.91        238,358    7.42        265,607    7.97
   Real estate-residential                                      2,755,696    7.46      2,759,102    7.47      2,904,565    7.62
   Consumer                                                     1,181,026    8.14      1,244,165    8.24      1,363,704    8.21
   Credit card                                                    745,830   16.64        730,259   16.10        743,515   15.98
   Foreign                                                            289    5.54            184    6.52            336    7.14
                                                              -----------            -----------            -----------
    Total Loans and Leases                                      8,647,838    8.14      8,829,130    8.29      9,148,008    8.51
  Investments in debt and equity securities
   Trading                                                         10,516    5.44          6,028    6.57         12,736    4.24
   Taxable                                                      3,738,603    5.53      3,780,115    5.50      3,659,536    5.52
   Tax-exempt                                                     383,942    8.12        392,067    8.40        391,719    8.22
                                                              -----------            -----------            -----------
    Total                                                       4,133,061    5.77      4,178,210    5.78      4,063,991    5.77
  Short-term investments                                          458,448    3.41        201,186    4.83        187,389    4.00
                                                              -----------            -----------            -----------
    Total Earning Assets                                       13,239,347    7.23     13,208,526    7.44     13,399,388    7.61
 Non-earning Assets                                             1,215,388              1,205,237              1,155,175
                                                              -----------            -----------            -----------
    Total Assets                                              $14,454,735            $14,413,763            $14,554,563
                                                              ===========            ===========            ===========
LIABILITIES
 Acquired Funds
  Deposits
   Non-interest bearing                                       $ 2,212,411            $ 2,097,064            $ 2,066,474
   Interest bearing demand                                      1,991,760    1.82      1,986,560    1.84      1,948,431    1.86
   Money market accounts                                        1,795,869    2.79      1,798,281    2.97      1,777,751    3.13
   Savings                                                      1,015,114    2.33      1,036,466    2.33      1,017,426    2.36
   Consumer time certificates under $100,000                    4,096,735    4.26      4,030,312    4.24      3,965,616    4.36
   Other time                                                      39,538    2.81         39,274    3.35         39,922    3.29
                                                              -----------            -----------            -----------
    Total Core Deposits                                        11,151,427    3.20     10,987,957    3.22     10,815,620    3.32
   Time certificates $100,000 and over                            695,565    3.61        687,141    3.85        667,744    4.31
   Foreign                                                         41,399    4.52         80,465    4.14        136,111    4.81
                                                              -----------            -----------            -----------
    Total Purchased Deposits                                      736,964    3.66        767,606    3.88        803,855    4.40
                                                              -----------            -----------            -----------
    Total Deposits                                             11,888,391    3.23     11,755,563    3.27     11,619,475    3.41
  Short-term borrowings                                           895,437    2.99        951,617    3.86      1,217,980    4.32
  Bank notes                                                            -       -              -       -              -       -
  Long-term debt                                                  313,250    7.58        305,812    7.47        301,650    7.56
                                                              -----------            -----------            -----------
    Total Acquired Funds                                       13,097,078    3.34     13,012,992    3.44     13,139,105    3.62
 Other liabilities                                                203,948                219,325                201,898
SHAREHOLDERS' EQUITY                                            1,153,709              1,181,446              1,213,560
                                                              -----------            -----------            -----------
    Total Liabilities and Shareholders' Equity                $14,454,735            $14,413,763            $14,554,563
                                                              ===========            ===========            ===========
SIGNIFICANT RATIOS
  Net interest rate spread                                                   3.89%                  4.00%                  3.99%
  Net interest rate margin                                                   4.49                   4.60                   4.62


<F*>Taxable-equivalent basis.


16          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

                                                                                                         1995
                                                                      4TH QTR.              1ST QTR.               2ND QTR.
                                                                --------------------   -------------------    -------------------
                                                                VOLUME      RATE<F*>   VOLUME     RATE<F*>    VOLUME     RATE<F*>
                                                                ------      --------   ------     --------    ------     --------
ASSETS
 Earning Assets
  Loans and leases, net of unearned income
   Commercial                                                 $ 2,347,324    8.12%   $ 2,385,772    8.54%   $ 2,546,320    8.71%
   Real estate-commercial                                       1,570,255    8.79      1,614,612    8.81      1,621,916    9.15
   Real estate-construction                                       292,584    8.27        303,620    8.62        324,885    8.73
   Real estate-residential                                      3,031,618    7.76      3,213,334    7.84      3,309,161    7.96
   Consumer                                                     1,452,334    8.17      1,492,632    8.11      1,486,180    8.49
   Credit card                                                    785,721   15.37        858,686   16.25        713,250   15.32
   Foreign                                                            387    7.24            322    8.70            190    8.42
                                                              -----------            -----------            -----------
    Total Loans and Leases                                      9,480,223    8.73      9,868,978    8.97     10,001,902    8.97
  Investments in debt and equity securities
   Trading                                                         14,443    5.10         12,375    5.27          6,907    6.25
   Taxable                                                      3,528,652    5.66      3,474,489    5.80      3,445,068    5.90
   Tax-exempt                                                     385,729    8.20        399,629    8.47        387,326    8.11
                                                              -----------            -----------            -----------
    Total                                                       3,928,824    5.91      3,886,493    6.07      3,839,301    6.12
  Short-term investments                                          224,792    5.38        220,163    5.73        217,256    5.83
                                                              -----------            -----------            -----------
    Total Earning Assets                                       13,633,839    7.86     13,975,634    8.11     14,058,459    8.15
 Non-earning Assets                                             1,076,454              1,112,335              1,195,634
                                                              -----------            -----------            -----------
    Total Assets                                              $14,710,293            $15,087,969            $15,254,093
                                                              ===========            ===========            ===========
LIABILITIES
 Acquired Funds
  Deposits
   Non-interest bearing                                       $ 1,815,288            $ 1,924,778            $ 2,089,244
   Interest bearing demand                                      1,915,387    1.98      1,914,165    2.10      1,824,665    2.25
   Money market accounts                                        1,679,736    3.32      1,591,716    3.73      1,570,447    3.96
   Savings                                                        971,211    2.41        959,793    2.42        931,215    2.39
   Consumer time certificates under $100,000                    3,988,880    4.62      4,112,714    4.94      4,240,201    5.42
   Other time                                                      40,553    3.58        135,037    5.51        139,721    5.69
                                                              -----------            -----------            -----------
    Total Core Deposits                                        10,411,055    3.52     10,638,203    3.83     10,795,493    4.17
   Time certificates $100,000 and over                            696,118    4.83        728,465    5.33        802,981    5.85
   Foreign                                                        176,189    5.59        206,123    6.20        207,590    6.38
                                                              -----------            -----------            -----------
    Total Purchased Deposits                                      872,307    4.98        934,588    5.52      1,010,571    5.96
                                                              -----------            -----------            -----------
    Total Deposits                                             11,283,362    3.66     11,572,791    3.99     11,806,064    4.36
  Short-term borrowings                                         1,656,950    5.17      1,654,108    5.70      1,441,738    5.92
  Bank notes                                                       50,000    6.24        106,667    6.26        250,000    6.54
  Long-term debt                                                  299,546    7.58        296,456    7.53        287,926    7.71
                                                              -----------            -----------            -----------
    Total Acquired Funds                                       13,289,858    3.99     13,630,022    4.34     13,785,728    4.68
 Other liabilities                                                183,386                192,743                174,738
SHAREHOLDERS' EQUITY                                            1,237,049              1,265,204              1,293,627
                                                              -----------            -----------            -----------
    Total Liabilities and Shareholders' Equity                $14,710,293            $15,087,969            $15,254,093
                                                              ===========            ===========            ===========
SIGNIFICANT RATIOS
  Net interest rate spread                                                   3.87%                  3.77%                  3.47%
  Net interest rate margin                                                   4.51                   4.47                   4.25


<F*>Taxable-equivalent basis.

                                                                      1994                   1995
                                                                    SIX MONTHS             SIX MONTHS
                                                                --------------------   -------------------
                                                                VOLUME      RATE<F*>   VOLUME     RATE<F*>
                                                                ------      --------   ------     --------
ASSETS
 Earning Assets
  Loans and leases, net of unearned income
   Commercial                                                 $ 2,273,406    6.78%   $ 2,466,494    8.63%
   Real estate-commercial                                       1,530,368    7.93      1,618,283    8.98
   Real estate-construction                                       226,802    7.17        314,317    8.68
   Real estate-residential                                      2,757,404    7.47      3,261,508    7.90
   Consumer                                                     1,212,771    8.19      1,489,380    8.30
   Credit card                                                    738,001   16.37        785,567   15.83
   Foreign                                                            236    5.93            256    8.59
                                                              -----------            -----------
    Total Loans and Leases                                      8,738,988    8.21      9,935,805    8.97
  Investments in debt and equity securities
   Trading                                                          8,260    5.86          9,626    5.63
   Taxable                                                      3,759,472    5.52      3,459,697    5.85
   Tax-exempt                                                     388,023    8.26        393,444    8.29
                                                              -----------            -----------
    Total                                                       4,155,755    5.77      3,862,767    6.10
  Short-term investments                                          329,109    3.85        218,704    5.78
                                                              -----------            -----------
    Total Earning Assets                                       13,223,852    7.34     14,017,276    8.13
 Non-earning Assets                                             1,210,282              1,154,212
                                                              -----------            -----------
    Total Assets                                              $14,434,134            $15,171,488
                                                              ===========            ===========
LIABILITIES
 Acquired Funds
  Deposits
   Non-interest bearing                                       $ 2,154,416            $ 2,007,466
   Interest bearing demand                                      1,989,147    1.83      1,869,168    2.18
   Money market accounts                                        1,797,082    2.88      1,581,021    3.85
   Savings                                                      1,025,852    2.33        945,422    2.41
   Consumer time certificates under $100,000                    4,063,337    4.25      4,176,811    5.18
   Other time                                                      39,407    3.08        137,391    5.60
                                                              -----------            -----------
    Total Core Deposits                                        11,069,241    3.21     10,717,279    4.00
   Time certificates $100,000 and over                            691,332    3.73        765,929    5.60
   Foreign                                                         61,040    4.26        206,861    6.29
                                                              -----------            -----------
    Total Purchased Deposits                                      752,372    3.77        972,790    5.75
                                                              -----------            -----------
    Total Deposits                                             11,821,613    3.25     11,690,069    4.18
  Short-term borrowings                                           923,679    3.44      1,547,336    5.80
  Bank notes                                                            -       -        178,729    6.44
  Long-term debt                                                  309,510    7.53        291,495    7.64
                                                              -----------            -----------
    Total Acquired Funds                                       13,054,802    3.39     13,707,629    4.51
 Other liabilities                                                211,673                184,366
SHAREHOLDERS' EQUITY                                            1,167,659              1,279,493
                                                              -----------            -----------
    Total Liabilities and Shareholders' Equity                $14,434,134            $15,171,488
                                                              ===========            ===========
SIGNIFICANT RATIOS
  Net interest rate spread                                                   3.95%                  3.62%
  Net interest rate margin                                                   4.55                   4.36


<F*>Taxable-equivalent basis.

                                                                     17

CONSOLIDATED STATEMENT OF INCOME
(THOUSANDS EXCEPT PER SHARE DATA)

                                                                                THREE MONTHS ENDED          SIX MONTHS ENDED
                                                                                      JUNE 30                    JUNE 30
                                                                                1995          1994          1995         1994
                                                                                ----          ----          ----         ----
   INTEREST INCOME
    Interest and fees on loans and leases                                     $223,505      $182,359      $443,935     $357,582
    Investments in debt and equity securities
     Trading                                                                       108            92           271          218
     Taxable                                                                    50,745        52,002       101,096      103,562
     Tax-exempt                                                                  5,323         5,551        11,014       10,836
                                                                              --------      --------      --------     --------
      Total                                                                     56,176        57,645       112,381      114,616
    Due from banks-interest bearing                                                214         1,179           556        2,496
    Federal funds sold and repurchase agreements                                 2,953         1,251         5,765        3,846
                                                                              --------      --------      --------     --------
      Total Interest Income                                                    282,848       242,434       562,637      478,540
   INTEREST EXPENSE
    Interest bearing deposits                                                  102,607        78,200       195,637      155,889
    Foreign deposits                                                             3,310           832         6,506        1,300
    Short-term borrowings                                                       21,346         9,183        44,906       15,880
    Bank notes                                                                   4,087             -         5,757            -
    Long-term debt                                                               5,551         5,710        11,141       11,647
                                                                              --------      --------      --------     --------
      Total Interest Expense                                                   136,901        93,925       263,947      184,716
                                                                              --------      --------      --------     --------
      NET INTEREST INCOME                                                      145,947       148,509       298,690      293,824
       PROVISION FOR POSSIBLE LOAN LOSSES                                        6,641         8,544        20,616       17,423
                                                                              --------      --------      --------     --------
      NET INTEREST INCOME AFTER PROVISION
       FOR POSSIBLE LOAN LOSSES                                                139,306       139,965       278,074      276,401
   OTHER INCOME
    Trust                                                                       16,306        16,166        31,704       32,043
    Service charges                                                             16,710        17,318        33,210       34,352
    Credit card fees                                                             8,756         5,851        15,332       11,709
    Mortgage banking                                                             2,342         2,637         4,420        6,284
    Investment banking and brokerage                                             1,970         2,316         3,386        4,715
    Securities gains                                                             2,062           409         2,019        1,827
    Other                                                                       10,841         7,488        25,719       16,349
                                                                              --------      --------      --------     --------
      Total Other Income                                                        58,987        52,185       115,790      107,279
   OTHER EXPENSE
    Salaries                                                                    50,847        51,275       102,335      102,239
    Employee benefits                                                           12,397        12,465        25,667       25,278
    Net occupancy                                                                7,738         7,753        15,316       15,529
    Equipment                                                                    9,784         9,294        19,335       19,044
    Other                                                                       37,400        39,344        74,756       77,925
                                                                              --------      --------      --------     --------
      Total Other Expense                                                      118,166       120,131       237,409      240,015
                                                                              --------      --------      --------     --------
      INCOME BEFORE INCOME TAXES                                                80,127        72,019       156,455      143,665
   INCOME TAXES                                                                 27,768        25,565        54,393       51,616
                                                                              --------      --------      --------     --------
      NET INCOME                                                              $ 52,359      $ 46,454      $102,062     $ 92,049
                                                                              ========      ========      ========     ========
   PER COMMON SHARE DATA
    Average shares outstanding                                              52,795,393    51,902,973    52,857,341   51,813,761
    Net income<F*>                                                                $.99          $.89         $1.92        $1.76
    Dividends declared                                                             .33           .28           .66          .56

<F*>Earnings per common share calculated by dividing net income, after deducting dividends on preferred stock, by weighted average common shares outstanding.


18          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

                                                                                                    CONSOLIDATED BALANCE SHEET
                                                                                                                   (THOUSANDS)

                                                                                           JUNE 30     DECEMBER 31     JUNE 30
                                                                                            1995          1994          1994
                                                                                           -------     -----------     -------
ASSETS
 Cash and due from banks                                                                 $   690,831   $   770,710   $   627,616
 Due from banks-interest bearing                                                               2,128        29,166        32,525
 Federal funds sold and repurchase agreements                                                355,830       128,264       125,456
 Investments in debt and equity securities
  Trading                                                                                      5,123        14,299         6,020
  Available-for-sale                                                                         438,741       416,059       712,437
  Held-to-maturity (Estimated fair value of
   $3,343,498, $3,301,207 and $3,362,937, respectively)                                    3,322,486     3,413,142     3,399,957
                                                                                         -----------   -----------   -----------
    Total                                                                                  3,766,350     3,843,500     4,118,414
 Loans held-for-sale                                                                          38,721        21,383        48,621
 Loans and leases, net of unearned income                                                 10,051,403     9,648,595     8,977,304
                                                                                         -----------   -----------   -----------
    Total Loans and Leases                                                                10,090,124     9,669,978     9,025,925
 Reserve for possible loan losses                                                           (179,434)     (194,515)     (190,251)
                                                                                         -----------   -----------   -----------
    Net Loans and Leases                                                                   9,910,690     9,475,463     8,835,674
 Bank premises and equipment                                                                 259,434       248,318       248,426
 Due from customers on acceptances                                                             2,711         6,609        12,174
 Other assets                                                                                308,319       304,314       332,773
                                                                                         -----------   -----------   -----------
    Total Assets                                                                         $15,296,293   $14,806,344   $14,333,058
                                                                                         ===========   ===========   ===========
LIABILITIES
 Deposits
  Non-interest bearing                                                                   $ 1,714,799   $ 1,763,439   $ 1,684,167
  Interest bearing                                                                         9,435,021     9,206,676     9,391,038
  Foreign                                                                                    192,715       219,135       115,576
                                                                                         -----------   -----------   -----------
    Total Deposits                                                                        11,342,535    11,189,250    11,190,781
 Federal funds purchased and repurchase agreements                                         1,339,260     1,495,540       768,214
 Other short-term borrowings                                                                 583,053       315,425       675,759
 Bank notes                                                                                  250,000       100,000             -
 Long-term debt                                                                              279,958       298,664       302,778
 Bank acceptances outstanding                                                                  2,711         6,609        12,174
 Other liabilities                                                                           188,319       166,520       192,245
                                                                                         -----------   -----------   -----------
    Total Liabilities                                                                     13,985,836    13,572,008    13,141,951
Commitments and contingent liabilities                                                             -             -             -

                                                      JUNE 30     DEC. 31     JUNE 30
                                                        1995       1994         1994
                                                      -------     -------     -------
SHAREHOLDERS' EQUITY
 Preferred stock-no par value
  Shares authorized                                     5,000      5,000        5,000
  Shares issued                                            15         15           15         12,153        12,153        12,153
 Common stock-$5.00 par value
  Shares authorized                                   100,000    100,000      100,000
  Shares issued                                        53,703     52,167       52,012        268,515       260,836       260,064
 Capital surplus                                                                             178,906       166,878       164,937
 Retained earnings                                                                           880,450       797,423       753,953
 Treasury stock, at cost                                  828         94            -        (29,567)       (2,954)            -
                                                                                         -----------   -----------    ----------
    Total Shareholders' Equity                                                             1,310,457     1,234,336     1,191,107
                                                                                         -----------   -----------   -----------
    Total Liabilities and Shareholders' Equity                                           $15,296,293   $14,806,344   $14,333,058
                                                                                         ===========   ===========   ===========

            MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES          19


CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
($ IN THOUSANDS)

                                                  COMMON STOCK
                                             ---------------------                                                     TOTAL
                                             OUTSTANDING             PREFERRED    CAPITAL     RETAINED    TREASURY  SHAREHOLDERS'
                                               SHARES      DOLLARS     STOCK      SURPLUS     EARNINGS     STOCK       EQUITY
                                             -----------   -------   ---------    -------     --------    --------  -------------
BALANCE AT DECEMBER 31, 1993, AS RESTATED    51,666,199   $258,332    $12,153     $161,188    $700,996    $     -    $1,132,669
Net income                                                                                      92,049                   92,049
Common dividends declared
 Mercantile Bancorporation Inc.-$.56 per
  share                                                                                        (24,107)                 (24,107)
 Pooled companies prior to acquisition                                                          (1,457)                  (1,457)
Preferred dividends declared                                                                      (600)                    (600)
Issuance of common stock
 Employee incentive plans                       202,399      1,012                     912                                1,924
 Convertible notes                              132,312        662                   2,771                                3,433
Net fair value adjustment for available-for-
 sale securities                                                                               (12,974)                 (12,974)
Pre-merger transactions of pooled companies
 and other                                       11,450         58                      66          46                      170
                                             ----------   --------    -------     --------    --------   --------    ----------
BALANCE AT JUNE 30, 1994                     52,012,360   $260,064    $12,153     $164,937    $753,953    $     -    $1,191,107
                                             ==========   ========    =======     ========    ========    =======    ==========
BALANCE AT DECEMBER 31, 1994, AS REPORTED    43,207,524   $216,506    $     -     $170,083    $684,615    $(2,954)   $1,068,250
Adjustment to reflect pooling-of-interests    8,865,829     44,330     12,153       (3,205)    112,808          -       166,086
                                             ----------   --------    -------    ---------    --------    -------    ----------
BALANCE AT DECEMBER 31, 1994, AS RESTATED    52,073,353    260,836     12,153      166,878     797,423     (2,954)    1,234,336
Net income                                                                                     102,062                  102,062
Common dividends declared
 Mercantile Bancorporation Inc.-$.66 per
  share                                                                                        (31,998)                 (31,998)
 Pooled companies prior to acquisition                                                          (3,715)                  (3,715)
Preferred dividends declared                                                                      (510)                    (510)
Issuance of common stock
 Acquisition of Wedge Bank                      969,954      4,850                   1,649       7,314                   13,813
 Employee incentive plans                       236,860      1,174                   2,979                     67         4,220
 Convertible notes                              331,075      1,655                   6,935                                8,590
Net fair value adjustment for available-for-
 sale securities                                                                                 9,874                    9,874
Purchase of treasury stock                     (736,100)                                                  (26,680)      (26,680)
Pre-merger transactions of pooled companies                                            465                                  465
                                             ----------   --------    -------     --------    --------   --------    ----------
BALANCE AT JUNE 30, 1995                     52,875,142   $268,515    $12,153     $178,906    $880,450   $(29,567)   $1,310,457
                                             ==========   ========    =======     ========    ========   ========    ==========


20          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES


                                                                                         CONSOLIDATED STATEMENT OF CASH FLOWS
                                                                                                                  (THOUSANDS)

                                                                                                   SIX MONTHS ENDED
                                                                                                       JUNE 30
                                                                                        1995                             1994
                                                                                        ----                             ----

   OPERATING ACTIVITIES
    Net income                                                                       $  102,062                       $   92,049
    Adjustments to reconcile net income to net cash provided by operating activities
     Provision for possible loan losses                                                  20,616                           17,423
     Depreciation and amortization                                                       16,843                           16,848
     Provision for deferred income taxes                                                  1,947                           (1,940)
     Net change in loans held-for-sale                                                  (17,338)                          92,847
     Net change in accrued interest receivable                                              974                             (752)
     Net change in accrued interest payable                                              16,413                           (7,294)
     Other, net                                                                           4,570                            9,124
                                                                                     ----------                       ----------
      Net Cash Provided by Operating Activities                                         146,087                          218,305
   INVESTING ACTIVITIES
    Investments in debt and equity securities, other than trading securities
     Purchases                                                                         (463,071)                        (808,920)
     Proceeds from maturities                                                           606,070                          740,423
     Proceeds from sales of:
      Available-for-sale securities                                                      14,011                           16,381
      Securities from acquired entities                                                       -                           79,388
    Net change in loans and leases                                                     (727,557)                        (581,119)
    Purchases of loans and leases                                                       (93,521)                         (20,063)
    Proceeds from sales of loans and leases                                             489,762                          152,209
    Purchases of premises and equipment                                                 (27,730)                         (22,312)
    Proceeds from sales of premises and equipment                                         2,204                            1,532
    Proceeds from sales of foreclosed property                                            8,623                           12,834
    Cash and cash equivalents from acquisitions, net of cash paid                         7,968                                -
    Other, net                                                                           (4,417)                          20,291
                                                                                     ----------                       ----------
      Net Cash Used by Investing Activities                                            (187,658)                        (409,356)
   FINANCING ACTIVITIES
    Net change in non-interest bearing, savings, interest bearing demand and
     money market deposit accounts                                                     (363,404)                        (288,541)
    Net change in time certificates of deposit under $100,000                           203,803                         (182,923)
    Net change in time certificates of deposit $100,000 and over                         85,088                          (27,614)
    Net change in other time deposits                                                   101,353                            5,655
    Net change in foreign deposits                                                      (26,420)                          89,491
    Sale of branch deposits, net of premium received                                          -                           (3,796)
    Net change in short-term borrowings                                                  82,796                          241,580
    Issuance of bank notes                                                              150,000                                -
    Issuance of long-term debt                                                            2,996                           75,000
    Principal payments on long-term debt                                                (13,036)                         (56,617)
    Cash dividends paid                                                                 (36,223)                         (26,164)
    Proceeds from issuance of common stock                                                1,482                            1,924
    Purchase of treasury stock                                                          (26,680)                               -
    Other, net                                                                              465                                4
                                                                                     ----------                       ----------
      Net Cash Provided (Used) by Financing Activities                                  162,220                         (172,001)
                                                                                     ----------                       ----------
   INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                     120,649                         (363,052)
   CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                     928,140                        1,148,649
                                                                                     ----------                       ----------
   CASH AND CASH EQUIVALENTS AT END OF PERIOD                                        $1,048,789                       $  785,597
                                                                                     ==========                       ==========

            MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES          21

BANKS AND OTHER SUBSIDIARIES

                                                                                                              TOTAL ASSETS
                                                                                                              JUNE 30, 1995
BANK                                                                 MAIN OFFICE                               (THOUSANDS)
----                                                                 -----------                              -------------
Mercantile Bank of St. Louis N.A.                                    St. Louis, MO                              $6,696,782
Twin City Bank                                                       North Little Rock, AR                       1,030,097
Mercantile Bank of Kansas City                                       Kansas City, MO                               788,401
Mercantile Bank of Kansas                                            Overland Park, KS                             596,161
Mercantile Bank of Illinois                                          Alton, IL                                     507,602
Citizens-Jackson County Bank                                         Blue Springs, MO                              503,646
Mercantile Bank of Springfield                                       Springfield, MO                               442,017
Mercantile Bank of Joplin                                            Joplin, MO                                    391,133
Mercantile Bank of Illinois N.A.                                     Hartford, IL                                  349,124
Mercantile Bank of Northern Iowa                                     Waterloo, IA                                  348,221
Mercantile Bank of St. Joseph                                        St. Joseph, MO                                320,432
Mercantile Bank of Lawrence                                          Lawrence, KS                                  222,983
Mercantile Bank of Jefferson County                                  High Ridge, MO                                218,557
Mercantile Bank of Topeka                                            Topeka, KS                                    207,076
Mercantile Bank of Cape Girardeau                                    Cape Girardeau, MO                            171,291
Mercantile Bank of Lake of the Ozarks                                Eldon, MO                                     169,387
Mercantile Bank of Franklin County                                   Washington, MO                                163,581
Mercantile Bank of North Central Missouri                            Macon, MO                                     159,985
Mercantile Bank of the Mineral Area                                  Farmington, MO                                159,366
Mercantile Bank of West Central Missouri                             Sedalia, MO                                   149,648
Mercantile Bank of Lebanon                                           Lebanon, MO                                   136,079
First National Bank of Crawford County                               Van Buren, AR                                 134,636
Mercantile Bank of Phelps County                                     Rolla, MO                                     104,456
Mercantile Bank of Poplar Bluff                                      Poplar Bluff, MO                              102,951
Mercantile Bank of Mt. Vernon                                        Mt. Vernon, IL                                101,677
Mercantile Bank of Missouri Valley                                   Richmond, MO                                   94,863

                                                                                                              TOTAL ASSETS
                                                                                                              JUNE 30, 1995
BANK                                                                 MAIN OFFICE                               (THOUSANDS)
----                                                                 -----------                              -------------
Mercantile Bank of Western Missouri                                  Lamar, MO                                     $93,689
Mercantile Bank of Centralia                                         Centralia, IL                                  92,604
Mercantile Bank of Monett                                            Monett, MO                                     91,898
First National Bank of Conway County                                 Morrilton, AR                                  88,002
Mercantile Bank of Boone County                                      Columbia, MO                                   86,125
Mercantile Bank of Trenton                                           Trenton, MO                                    74,431
Mercantile Bank of Stoddard/Bollinger
Counties                                                             Dexter, MO                                     74,048
Mercantile Bank of Perryville                                        Perryville, MO                                 71,470
First National Bank of Cleburne County                               Heber Springs, AR                              67,460
Mercantile Bank of Flora                                             Flora, IL                                      67,296
Mercantile Bank of Pike County                                       Bowling Green, MO                              59,219
Mercantile Bank of East Central Missouri                             Montgomery City, MO                            54,960
First Ozark National Bank                                            Flippin, AR                                    54,211
Mercantile Bank of Memphis                                           Memphis, MO                                    52,023
Mercantile Bank of Doniphan                                          Doniphan, MO                                   50,826
Mercantile Bank of Ste. Genevieve                                    Ste. Genevieve, MO                             48,999
TCB The Community Bank of Arkansas                                   Batesville, AR                                 44,154
Mercantile Bank of Northwest Missouri                                Maryville, MO                                  40,861
Mercantile Bank of Willow Springs                                    Willow Springs, MO                             39,217
Mercantile Bank of Sikeston                                          Sikeston, MO                                   38,841
Mercantile Bank of Carlyle                                           Carlyle, IL                                    38,479
Mercantile Bank of Wright County                                     Hartville, MO                                  38,232
Mercantile Bank of Plattsburg                                        Plattsburg, MO                                 36,766
Farmers Bank of Stover                                               Stover, MO                                     25,283
Mercantile Trust Company N.A.                                        St. Louis, MO                                   9,869

------------------------------------------------------------------------

ASSET-BASED LENDING
 Mercantile Business Credit, Inc.
 10 S. Brentwood
 Clayton, MO 63105-1694

BROKERAGE SERVICES
 Mercantile Investment Services, Inc.
 Mercantile Tower
 St. Louis, MO 63101-1643

CREDIT LIFE INSURANCE
 Mississippi Valley Life Insurance Co.
 Mercantile Tower
 St. Louis, MO 63101-1643

INSURANCE AGENCY
 Mercantile Insurance Services, Inc.
 Mercantile Tower
 St. Louis, MO 63101-1643

INVESTMENT MANAGEMENT
 Mississippi Valley Advisors Inc.
 Mercantile Tower
 St. Louis, MO 63101-1643

OFF-SHORE BRANCH
 Mercantile Bank of St. Louis N.A.
 Cayman Branch
 Grand Cayman, B.W.I.

RECENTLY COMPLETED ACQUISITIONS
 Plains Spirit Financial Corporation
 Davenport, IA

 Southwest Bancshares, Inc.
 Springfield, MO

 AmeriFirst Bancorporation, Inc.
 Sikeston, MO

PENDING AFFILIATIONS
 Hawkeye Bancorporation
 Des Moines, IA

 Security Bank of Conway, F.S.B.
 Conway, AR

 First Sterling Bancorp, Inc.
 Sterling, IL


22                  MERCANTILE BANCORPORATION INC.

                                       DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS
 RICHARD P. CONERLY<F1>,<F3>
 Retired Chairman
 Orion Capital Inc.

 HARRY M. CORNELL, JR.<F2>,<F4>
 Chairman and
 Chief Executive Officer
 Leggett & Platt, Inc.

 EARL K. DILLE<F3>,<F5>,<F6>
 Retired President
 Union Electric Company

 J. CLIFF EASON<F1>
 President and
 Chief Executive Officer
 Southwestern Bell Services

 BERNARD A. EDISON<F2>,<F3>
 Director Emeritus
 Edison Brothers Stores, Inc.

 WILLIAM A. HALL<F1>
 Assistant to the Chairman
 Hallmark Cards, Inc.

 THOMAS A. HAYS<F2>,<F3>,<F4>
 Deputy Chairman
 The May Department Stores
 Company

 WILLIAM G. HECKMAN<F3>,<F6>
 Chairman Emeritus
 Arch Mineral Corporation

 THOMAS H. JACOBSEN<F3>,<F4>
 Chairman and
 Chief Executive Officer
 Mercantile Bancorporation Inc.

 CHARLES H. PRICE II<F6>
 Chairman
 Mercantile Bank of Kansas City

 HARVEY SALIGMAN<F2>
 Managing Partner
 Cynwyd Investments

 CRAIG D. SCHNUCK<F5>
 Chairman and
 Chief Executive Officer
 Schnuck Markets, Inc.

 ROBERT L. STARK<F6>
 Dean
 University of Kansas
 Regents Center

 PATRICK T. STOKES<F1>
 President
 Anheuser-Busch, Inc.

 FRANCIS A. STROBLE<F1>
 Retired Chief
 Financial Officer
 Monsanto Company

 JOHN A. WRIGHT<F1>
 President and
 Chief Executive Officer
 Big River Minerals Corp.


[FN]
<F1>Member of Audit Committee
<F2>Member of Compensation and
     Management Development
     Committee
<F3>Member of Executive Committee
<F4>Member of Nominating and Board
     Affairs Committee
<F5>Member of Community Relations
     Committee
<F6>Member of Credit Policy
     Committee

------------------------------------------------------------------------

EXECUTIVE OFFICERS
 THOMAS H. JACOBSEN
 Chairman and
 Chief Executive Officer

 W. RANDOLPH ADAMS
 Chairman and Chief
 Executive Officer
 Mercantile Bank of St. Louis N.A.

 JOHN Q. ARNOLD
 Senior Executive Vice President and
 Chief Financial Officer

 JOHN H. BEIRISE
 Group President-
 Emerging Markets

 RICHARD H. GOLDBERG
 Chief Information Officer

 MICHAEL J. GORMAN
 Chairman of the Executive Committee
 and Chief Retail Banking Strategist
 Mercantile Bank of St. Louis N.A.

 RICHARD C. KING
 President and Chief Executive Officer
 Mercantile Bank of Kansas City

 JOHN W. MCCLURE
 Group President-
 Community Banking

 JON P. PIERCE
 Executive Vice President
 Human Resources

 JON W. BILSTROM
 General Counsel and
 Secretary

 PATRICK STRICKLER
 Executive Vice President
 Public Affairs

 ARTHUR G. HEISE
 Senior Vice President and
 Auditor

 MICHAEL T. NORMILE
 Senior Vice President
 Finance and Control

 KENNETH E. SCHUTTE
 Senior Vice President
 and Treasurer

                     MERCANTILE BANCORPORATION INC.                  23

 INVESTOR INFORMATION

 NEW YORK STOCK EXCHANGE: MTL<F*>

 SELECTED DATA
                                                                                               JUNE 30
                                                                                 1995                         1994
                                                                                 ----                         ----
   Market Price                                                                $44 7/8                       $35 1/8
   Yield                                                                         2.94%                         3.19%
   Price Earnings Ratio                                                         12.29x                        11.67x
   Book Value per Common Share                                                 $24.55                        $22.67
   Common Shares Outstanding
    Average                                                                   52,857,341                     51,813,761
    Period-end                                                                52,875,142                     52,012,360
   Shareholders of Record                                                         14,458                         14,770
   Average Daily Volume                                                           82,574                         54,342

------------------------------------------------------------------------

COMMON STOCK INFORMATION


                                                      MARKET PRICE                         AVERAGE
                                           -----------------------------------              DAILY                DIVIDEND
                                           HIGH            LOW           CLOSE              VOLUME               DECLARED
                                           ----            ---           -----              ------               --------
1995
1ST QUARTER                               $37 1/4        $31 1/4        $36 1/2             55,337                 $.33
2ND QUARTER                                44 7/8         36             44 7/8            109,811                  .33

1994
1st Quarter                               $34 1/8        $29 7/8        $31 7/8             62,279                 $.28
2nd Quarter                                38 1/8         31 1/8         35 1/8             48,340                  .28
3rd Quarter                                39 1/4         34 7/8         36 7/8             47,814                  .28
4th Quarter                                36 7/8         29 1/2         31 1/4             53,259                  .28
--------------------------------------------------------------------------------------------------------------------------

<F*> Generally appears as MercBcpMO or MercBc in newspaper stock tables.

DIVIDEND REINVESTMENT PLAN AND DIVIDEND DIRECT DEPOSIT

 The Dividend Reinvestment Plan provides shareholders of record a regular way of investing cash dividends in additional shares at an average market price and/or investing optional cash payments without payment of brokerage commissions or service charges.

 Dividend Direct Deposit is a timesaving method of receiving cash dividends through automatic deposit on date of payment to a checking, savings or money market account at any financial institution which participates in an Automated Clearing House.

 If you wish to participate in or want further information concerning the Dividend Reinvestment Plan or Dividend Direct Deposit, please contact KeyCorp Shareholder Services, Inc., One Mercantile Center, Suite 2120, St. Louis, MO 63101-1673, telephone 314-241-4002.

DIVIDEND DATES

 Dividends are normally paid the first business day of January, April, July and October.


24                  MERCANTILE BANCORPORATION INC.

DEBT SECURITIES OUTSTANDING
(THOUSANDS)

                                                                JUNE 30
                                                                  1995
                                                                 ------
  7.625% Subordinated Notes, due 2002                          $150,000
  6.375% Subordinated Notes, due 2004                            75,000
  9.000% Mortgage-backed Notes, due 1999                         53,450


------------------------------------------------------------------------

DEBT RATINGS

                                                                                                       THOMSON       STANDARD
                                                                           MOODY'S        FITCH       BANKWATCH      & POOR'S
                                                                           -------        -----       ---------      --------
MERCANTILE BANCORPORATION INC.
 Issuer Rating                                                                                            B
 Commercial Paper                                                             P-2                       TBW-1           A-2
 Subordinated Debt
  7.625% Subordinated Notes, due 2002                                        Baa1                       BBB +            BBB

MERCANTILE BANK OF ST. LOUIS N.A.
 Bank Notes                                                                 A1/P-1                        A
 6.375% Subordinated Notes, due 2004                                          A3            A-           A-            BBB +
 9.000% Mortgage-backed Notes, due 1999                                      AAA
 Certificates of Deposit                                                                                TBW-1          A-/A-2
 Letters of Credit                                                                                      TBW-1          A-/A-2


------------------------------------------------------------------------

INVESTOR RELATIONS
 John H. Beirise
 Group President-
 Emerging Markets
 Mercantile Bancorporation Inc.
 P.O. Box 524
 St. Louis, MO 63166-0524

GENERAL COUNSEL
 Thompson & Mitchell
 One Mercantile Center
 St. Louis, MO 63101-1693

TRANSFER AGENT
 KeyCorp Shareholder Services, Inc.
 P.O. Box 6477
 Cleveland, OH 44101-1477

INDEPENDENT
ACCOUNTANTS
 KPMG Peat Marwick LLP
 1010 Market Street
 St. Louis, MO 63101-2085

                            APPENDIX

There is a bar-graph titled "COMMON STOCK PRICE RANGE" on page 24 of the printed Second Quarter Report. The graph plots Fiscal Quarters to Dollars on the X and Y axis respectively. This graph shows six quarters of market price ranges from the first quarter of 1994 to the second quarter of 1995. Each bar indicates the dollar range of the stock price for the period. The high price is printed above and the low price below the bar. These figures correspond with the Common Stock Information table also on page 24.